Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

REALLOYS INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	common stock, par value $0.001 per share	(1)	457(r)	247,740	$6.92	$1,714,360.80	0.000087	$149.15

Total Offering Amounts:							$1,714,360.80		149.15
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$149.15

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Offering Note(s)

(1)	This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Filing Fee" table in the registrant's registration statement on Form S-3ASR (File No. 333-297127) filed with the Securities and Exchange Commission on June 29, 2026 (the "Registration Statement").

Amount Registered represents shares of common stock offered by the Selling Stockholder in this prospectus supplement and includes an indeterminate number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the Selling Stockholder.

The filing fee, calculated in accordance with Rule 457(r) under the Securities Act, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

Proposed Maximum Offering Price per Unit and Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant's common stock as reported on the Nasdaq Capital Market on October 23, 2026, which was $6.92.